Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RingCentral, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-191433) on Form S-8 of RingCentral, Inc. of our report dated February 25, 2014 with respect to the consolidated balance sheets of RingCentral, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of RingCentral, Inc.

/s/ KPMG LLP

Santa Clara, California

February 25, 2013